Exhibit 4.54

EXECUTION VERSION

CEMEX, S.A.B. de C.V.

U.S.$650,000,000

9.000% SENIOR SECURED NOTES DUE 2018

PURCHASE AGREEMENT

July 6, 2011

Citigroup Global Markets Inc.

As Representative of the Initial Purchasers

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

CEMEX, S.A.B. de C.V., a publicly traded stock corporation with variable capital (sociedad anónima bursátil de capital variable) organized under the laws of Mexico (the “Company”), proposes to issue and sell to the several parties named in Schedule I hereto (the “Initial Purchasers”), for whom you (the “Representative”) are acting as representative, U.S.$650,000,000 principal amount of its 9.000% Senior Secured Notes due 2018 (the “Securities”). The Securities will be unconditionally guaranteed (the “Guarantees”) by each of (i) CEMEX México, S.A. de C.V. (“CEMEX México”), (ii) New Sunward Holding B.V. (“New Sunward”), and (iii) CEMEX España, S.A. (“CEMEX España” and together with CEMEX México and New Sunward, the “Note Guarantors”), and are to be issued under an indenture dated as of January 11, 2011 (the “Original Indenture”), among the Company, the Note Guarantors and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”), as supplemented by supplemental indenture no. 1 thereto, to be dated as of the Closing Date (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”). To the extent there are no additional parties listed on Schedule I other than you, the term Representative as used herein shall mean you as the Initial Purchaser, and the terms Representative and Initial Purchaser shall mean either the singular or plural as the context requires. The use of the neuter in this Agreement shall include the feminine and masculine wherever appropriate. Certain terms used herein are defined in Section 25 hereof.

The Securities will be secured in accordance with the terms of the Intercreditor Agreement, by a first-priority security interest in the Collateral, but holding a Security will not grant its holders the right to direct the foreclosure or the right to foreclose on the Collateral.

The sale of the Securities to the Initial Purchasers will be made without registration of the Securities under the Act in reliance upon exemptions from the registration requirements of the Act.

In connection with the sale of the Securities, the Company has prepared a preliminary supplement dated as of the date hereof (as amended or supplemented at the date hereof, including any and all exhibits thereto, including the final offering memorandum dated as of January 4, 2011 (the “Base Offering Memorandum”) and any information incorporated by reference therein, collectively the “Preliminary Memorandum”), and a final supplement dated as of the date hereof (as amended or supplemented at the Execution Time, including any and all exhibits thereto (including the Base Offering Memorandum) and any information incorporated by reference therein, collectively the “Final Memorandum”). Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Company and the Securities. The Company hereby confirms that it has authorized the use of the Disclosure Package, the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Securities by the Initial Purchasers. Unless stated to the contrary, any references herein to the terms “amend,” “amendment” or “supplement” with respect to the Disclosure Package, the Preliminary Memorandum and the Final Memorandum shall be deemed to refer to and include any information filed under the Exchange Act subsequent to the Execution Time that is incorporated by reference therein.

It is understood that on January 4, 2011, the Company and the Note Guarantors entered into a purchase agreement (the “Original Purchase Agreement”) with certain initial purchasers named therein, providing for the sale by the Company of U.S.$1,000,000,000 aggregate principal amount of its 9.000% Senior Secured Notes due 2018 (the “Original Securities”). In connection with the sale of the Original Securities, the Company prepared the Base Offering Memorandum. The Original Securities share in the Collateral and benefit from the same guarantees as the Securities.

1. Representations and Warranties. The Company and each of the Note Guarantors, jointly and severally, represent and warrant to each Initial Purchaser as set forth below in this Section 1:

(a) The Preliminary Memorandum, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of the Final Memorandum, the Final Memorandum did not, and on the Closing Date, will not (and together with any amendment or supplement thereto, at the date thereof and at the Closing Date, will not) contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Initial Purchasers through the Representative specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(b) The Disclosure Package, as of the Execution Time, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(c) None of the Company, any of the Note Guarantors or any person acting on its or their behalf has, directly or indirectly, (i) made offers or sales of any security, or solicited offers to buy, any security under circumstances that would require the registration of the Securities under the Act; or (ii) gave to any prospective purchaser of the Securities any written information concerning the offering of the Securities other than materials contained in the Disclosure Package, the Final Memorandum or any other offering materials prepared by or with the prior written consent of the Representative.

(d) None of the Company, any of the Note Guarantors or any person acting on its or their behalf has: (i) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities or (ii) engaged in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of the Company, the Note Guarantors and each person acting on its or their behalf has complied with the offering restrictions requirement of Regulation S.

(e) The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.

(f) No registration of the Securities under the Act is required for the offer and sale of the Securities to or by the Initial Purchasers in the manner contemplated herein, in the Disclosure Package and the Final Memorandum.

(g) Neither the Company nor any of the Note Guarantors is, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Memorandum, will not be, an “investment company” as defined in the Investment Company Act.

(h) Neither the Company nor any of the Note Guarantors has paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company or such Note Guarantor (except as contemplated in this Agreement).

(i) Neither the Company nor any of the Note Guarantors has taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company or such Note Guarantor to facilitate the sale or resale of the Securities.

(j) The Company and each of the Note Guarantors have been duly organized and are validly existing and, if applicable, in good standing under the laws of the jurisdiction in which they are chartered or organized with power and authority to own or lease, as the case may be, and to operate their properties and conduct their businesses as described in the Disclosure

Package and the Final Memorandum, and, if applicable, are duly qualified to do business as foreign corporations and are in good standing under the laws of each jurisdiction that requires such qualification or such person is subject to no material liability or disability by reason of the failure to be so qualified.

(k) All the outstanding shares of capital stock or other equity interests of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and, except as otherwise set forth in the Disclosure Package and the Final Memorandum, all outstanding shares of capital stock or other equity interests of the Company’s significant subsidiaries are owned by the Company either directly or through wholly-owned and majority-owned subsidiaries free and clear of any security interest, claim, lien or encumbrance, except for the security interest created under the Transaction Security Documents.

(l) (i) The statements in the Disclosure Package and the Final Memorandum under the headings “Important Federal Tax Considerations” and “Description of Notes;” and (ii) the statements in the Disclosure Package and the Final Memorandum under the heading “Summary—Recent Developments Relating to Regulatory Matters and Legal Proceedings,” taken together with the statements in the Company’s annual report on Form 20-F for the year ended December 31, 2010 under “Item 4—Information on the Company—Regulatory Matters and Legal Proceedings,” incorporated by reference therein; insofar as they purport to describe the provisions of the laws and documents referred to therein, fairly summarize the matters therein described in all material respects.

(m) This Agreement has been duly authorized, executed and delivered by the Company and each of the Note Guarantors; the Indenture, including the Guarantees provided for therein by each of the Note Guarantors, has been duly authorized by the Company and each of the Note Guarantors and, assuming due authorization, execution and delivery by the Trustee of the Supplemental Indenture, when such Supplemental Indenture is executed and delivered by the Company and each of the Note Guarantors, will constitute a legal, valid, binding instrument enforceable against the Company and each of the Note Guarantors in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); and the Securities have been duly authorized by the Company, and, when executed, authenticated and issued in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers, will have been duly executed and delivered by the Company and will constitute the legal, valid and binding obligations of the Company entitled to the benefits of the Indenture (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

(n) As of the Closing Date, the Securities are duly secured by a first-priority security interest in the Collateral on an equal and ratable basis with such indebtedness and securities as are described in the Disclosure Package and the Final Memorandum as being secured by a first-priority security interest in the Collateral; but holding a Security will not grant its holders the right to direct the foreclosure or the right to foreclose on the Collateral.

(o) The shares that constitute the Collateral are fully paid and non assessable and not subject to any option to purchase or similar rights and are free and clear of any lien, pledge, security interest or encumbrance, except for the security interest created under the Transaction Security Documents. The constitutional documents of the companies whose shares are subject to the Collateral do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Collateral. There are no agreements in force which provide for the issue or allotment of, any share or loan capital of the Company or any of its subsidiaries (including any option or right of pre-emption or conversion) other than (i) pre-emptive rights arising under applicable law in favor of shareholders generally; and (ii) similar rights arising under any obligation in respect of any stock option plan, restricted stock plan or retirement plan which the Company or any of its subsidiaries customarily provides to its employees, consultants and directors.

(p) Under the Transaction Security Documents, the Collateral is granted over all the issued share capital in each of the Company and its subsidiaries whose shares are subject to the Collateral except:

(i)	in the case of CEMEX España:

(A)	0.2444% of the issued share capital, comprised of shares owned by subsidiaries of CEMEX España; and

(B)	0.1164% of the issued share capital, comprised of shares owned by persons that are not subsidiaries or affiliates of the Company;

(ii)	in the case of CEMEX Trademarks Holding Ltd., 0.4326% of the issued share capital, comprised of shares owned by CEMEX, Inc.;

(iii)	in the case of each Mexican company whose shares are subject to the Collateral (except in the case of CEMEX México), the single share held by a minority shareholder that is either the Company or any of its subsidiaries;

(iv)	in the case of CEMEX México, 0.1245% of the issued share capital, comprised of shares owned by CEMEX, Inc.;

(q) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein or in the Indenture, except (i) such as may be required under the blue sky laws or any other state or foreign securities laws of any jurisdiction in which the Securities are offered and sold; (ii) for the approval of the Securities for listing on the Irish Stock Exchange; and (iii) for the notice to be given to the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) under Article 7 of the Securities Market Law, in respect of the issuance of the Securities.

(r) None of the execution and delivery of this Agreement, the Indenture, the issuance and sale of the Securities and the Transaction Security Documents or the consummation of any other of the transactions herein or therein contemplated, or the fulfillment of the terms hereof or thereof will conflict with, or result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries (other than the Collateral), pursuant to (i) the charter or by-laws or comparable constituting documents of the Company or any of its subsidiaries; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject (including the Original Purchase Agreement, the Financing Agreement, the Transaction Security Documents and the Intercreditor Agreement); or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, which conflict, breach, violation or imposition would, in the case of clauses (ii) and (iii) above, either individually or in the aggregate with all other conflicts, breaches, violations and impositions referred to in this paragraph (r) (if any), have (x) a Material Adverse Effect (as defined below) or (y) a material adverse effect upon the transactions contemplated herein.

(s) The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries included or incorporated by reference in the Disclosure Package and the Final Memorandum present fairly in all material respects the financial condition, results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates and for the periods indicated and have been prepared in conformity with Mexican FRS applied on a consistent basis throughout the periods involved (except as otherwise noted therein); the selected financial data set forth under the caption “Selected Consolidated Financial Information” in the Disclosure Package and the Final Memorandum fairly present, on the basis stated in the Disclosure Package and the Final Memorandum, the information included therein.

(t) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or their respective property is pending or, to the best knowledge of the Company, threatened that (i) could reasonably be expected to have a material adverse effect on the performance of this Agreement, the Indenture and the Transaction Security Documents, or the consummation of any of the transactions contemplated hereby or thereby or (ii) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (collectively the events described in (i) and (ii) above, a “Material Adverse Effect”), except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Execution Time).

(u) Each of the Company and its subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted except (i) for such properties the loss of which would not reasonably be expected to result in a Material Adverse Effect and (ii) as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement after the Execution Time).

(v) Neither the Company nor any of its subsidiaries is in violation or default of (i) any provision of its charter or by-laws or comparable constituting documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject (including the Original Purchase Agreement, the Financing Agreement, the Transaction Security Documents and the Intercreditor Agreement); or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, as applicable, except for such violations or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Execution Time).

(w) KPMG Cárdenas Dosal, S.C., which has audited certain financial statements of the Company and its consolidated subsidiaries and delivered its report with respect to the audited consolidated financial statements incorporated by reference in the Disclosure Package and the Final Memorandum, are independent auditors with respect to the Company in accordance with local auditing standards, which are substantially the same as those contemplated by Rule 10A of the Code of Professional Conduct of the American Institute of Certified Public Accountants.

(x) There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale by the Company of the Securities.

(y) The Company and each of its subsidiaries have filed all applicable tax returns that are required to be filed by them or have requested extensions of the period applicable for the filing of such returns (except in any case in which the failure so to file would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Execution Time)) and have paid all taxes required to be paid by them and any other assessment, fine or penalty levied against them, to the extent that any of the foregoing is due and payable, except for any such tax, assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Execution Time).

(z) No labor problem or dispute with the employees of the Company or any of its subsidiaries exists or is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its subsidiaries’ principal suppliers, contractors or customers, except as would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Execution Time).

(aa) No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock or ownership interest, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company, except for contractual prohibitions provided in joint venture or shareholders’ agreements to which the Company is a party (none of which prohibitions are material individually or in the aggregate), and except as described in or contemplated in the Disclosure Package or the Final Memorandum (in each case, exclusive of any amendment or supplement thereto after the Execution Time).

(bb) The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or any of their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its subsidiaries are in compliance in all material respects with the terms of such policies and instruments; there are no material claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any of its subsidiaries has been refused any material insurance coverage sought or applied for; and neither the Company nor any of its subsidiaries has reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Execution Time).

(cc) The Company and each of its subsidiaries possess all licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses, except to the extent that the failure to have such license, certificate, permit or authorization would not reasonably be expected to have a Material Adverse Effect and except, as described in or contemplated in the Disclosure Package or the Final Memorandum (exclusive of any amendment or supplement thereto after the Execution Time), and neither the Company nor any of its subsidiaries have received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Execution Time).

(dd) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with Mexican FRS and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s and each of its subsidiaries’ internal controls over financial reporting are effective, and neither the Company nor any of its subsidiaries is aware of any material weakness in its internal control over financial reporting. The Company and each of its subsidiaries maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act) and such disclosure controls and procedures are effective.

(ee) Each of the Company and its subsidiaries (i) is in compliance with any and all applicable laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (ii) has received and is in compliance with all permits, licenses or other approvals required under applicable Environmental Laws to conduct its businesses; and (iii) has not received notice of any actual or potential liability under any Environmental Law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Execution Time). Except as set forth in the Disclosure Package and the Final Memorandum, neither the Company nor any of its subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(ff) In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties); on the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Execution Time).

(gg) The operations of the Company and each of its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(hh) None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC. There is and has been no failure on the part of the Company and or of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(ii) None of the Company, any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company, its subsidiaries and, to the knowledge of the Company, its Affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(jj) On the Closing Date, after giving effect to the offering of the Securities, the Company and its subsidiaries, on a consolidated basis, will be Solvent.

(kk) Any certificate signed by any officer of the Company or any of its subsidiaries and delivered to the Representative or counsel for the Initial Purchasers in connection with the offering of the Securities shall be deemed a representation and warranty by the Company and each of the Note Guarantors, as to matters covered thereby, to each Initial Purchaser.

2. Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Initial Purchaser, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Company, at a purchase price of 96.750% of the principal amount thereof, plus accrued interest, if any, from July 11, 2011 to the Closing Date, the principal amount of Securities set forth opposite such Initial Purchaser’s name in Schedule I hereto. The Initial Purchasers may acquire the Securities through any of their Affiliates.

3. Delivery and Payment. Delivery of and payment for the Securities shall be made at 10:00 A.M., New York City time, on July 11, 2011, or at such time on such later date not more than three Business Days after the foregoing date as the Representative shall designate, which date and time may be postponed by agreement between the Representative and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). Delivery of the Securities shall be made to the Representative for the respective accounts of the several Initial Purchasers against payment by the several Initial Purchasers through the Representative of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company. Delivery of the Securities shall be made through the facilities of The Depository Trust Company (“DTC”) and any other relevant clearing system unless the Representative shall otherwise instruct.

4. Offering by Initial Purchasers. (a) Each Initial Purchaser acknowledges that the Securities have not been and will not be registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act.

(b) Each Initial Purchaser, severally and not jointly, represents and warrants to and agrees with the Company that:

(i) it has not offered or sold, and will not offer or sell, any Securities within the United States or to, or for the account or benefit of, U.S. persons (x) as part of their distribution at any time or (y) otherwise until 40 days after the later of the commencement of the offering and the date of the closing of the offering except:

(A)	to those it reasonably believes to be “qualified institutional buyers” (as defined in Rule 144A under the Act) or

(B)	in accordance with Rule 903 of Regulation S;

(ii) neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D);

(iii) in connection with each sale pursuant to Section 4(b)(i)(A), it has taken or will take reasonable steps to ensure that the purchaser of such Securities is aware that such sale may be made in reliance on Rule 144A;

(iv) neither it, nor any of its Affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities;

(v) it is an “accredited investor” (as defined in Rule 501(a) of Regulation D);

(vi) it has not entered and will not enter into any contractual arrangement with any distributor (within the meaning of Regulation S) with respect to the distribution of the Securities, except with its Affiliates or with the prior written consent of the Company;

(vii) it has complied and will comply with the offering restrictions requirement of Regulation S;

(viii) at or prior to the confirmation of sale of Securities (other than a sale of Securities pursuant to Section 4(b)(i)(A) of this Agreement), it shall have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the distribution compliance period (within the meaning of Regulation S) a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the date of closing of the offering, except in either case in accordance with Regulation S or Rule 144A under the Act. Terms used in this paragraph have the meanings given to them by Regulation S.”;

(ix) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Securities, in circumstances in which Section 21(1) of the FSMA does not apply to the Company or the Note Guarantors;

(x) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and

(xi) in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer to the public of any Securities which are the subject of the offering contemplated by this Agreement in that Relevant Member State, except that it may make an offer to the public in that Relevant Member State of any Securities at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(A)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(B)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Representative for any such offer; or

(C)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Securities shall result in a requirement for the publication by the Company or any Initial Purchaser of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe for any Securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

5. Agreements. The Company and the Note Guarantors agree, jointly and severally, in each case with each Initial Purchaser that:

(a) The Company will furnish to each Initial Purchaser and to counsel for the Initial Purchasers, without charge, during the Distribution Period (as defined in Section 5(c) below), as many copies of the materials contained in the Disclosure Package and the Final Memorandum and any amendments and supplements thereto as they may reasonably request.

(b) The Company will prepare a final term sheet, containing solely a description of final terms of the Securities and the offering thereof, in the form approved by you attached as Schedule II hereto (the “Final Term Sheet”).

(c) The Company will not amend or supplement the Disclosure Package or the Final Memorandum other than by filing documents under the Exchange Act that are incorporated by reference therein, without the prior written consent of the Representative, which consent, following the Closing Date, may not be unreasonably withheld; provided, however, that prior to the earlier of (i) the completion of the distribution of the Securities by the Initial Purchasers (as determined by the Representative and communicated to the Company) and (ii) twelve (12) months after the date of the Final Memorandum (the “Distribution Period”), the Company will not file any document under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Memorandum unless, prior to such proposed filing, the Company has furnished the Representative with a copy of such document for their review and the Representative has not reasonably objected to the filing of such document. The Company will promptly advise the Representative when any document filed under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Memorandum shall have been filed with the Commission.

(d) If at any time during the Distribution Period, any event occurs as a result of which the Disclosure Package or the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made or the circumstances then prevailing, not misleading, or if it should be necessary to amend or supplement the Disclosure Package or the Final Memorandum to comply with applicable law, the Company will promptly (i) notify the Representative of any such event; (ii) subject to the requirements of Section 5(c), prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Disclosure Package or Final Memorandum to the several Initial Purchasers and counsel for the Initial Purchasers without charge in such quantities as they may reasonably request.

(e) Without the prior written consent of the Representative, the Company and each of the Note Guarantors will not give to any prospective purchaser of the Securities any written information concerning the offering of the Securities other than materials contained in the Disclosure Package, the Final Memorandum or any other offering materials prepared by or with the prior written consent of the Representative.

(f) The Company will arrange, if necessary, for the qualification of the Securities for sale by the Initial Purchasers under the laws of such jurisdictions as the Representative may designate (including Japan and certain provinces of Canada) and will maintain such qualifications in effect so long as required for the sale of the Securities; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject. The Company will promptly advise the Representative of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(g) As required under Article 7 of the Mexican Securities Market Law (Ley del Mercado de Valores), the Company will, no later than one Business Day after the Closing Date, notify the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) of the offering of the Securities as described herein and in the Disclosure Package and in the Final Memorandum.

(h) The Company will not, and will not permit any of its Affiliates to, resell any Securities that have been acquired by any of them, except (i) in a transaction registered under the Act or (ii) in a transaction exempt from the registration requirements under the Act if such transaction does not cause the holding periods under Rule 144 under the Act to be extended for other holders of Securities.

(i) None of the Company, its Affiliates, or any person acting on its or their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Securities under the Act.

(j) None of the Company, its Affiliates, or any person acting on its or their behalf will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of them will comply with the offering restrictions requirement of Regulation S.

(k) None of the Company, its Affiliates, or any person acting on its or their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities in the United States.

(l) For so long as any of the Securities are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, the Company, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act or it is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, will provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Act. This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.

(m) The Company will cooperate with the Representative and use its best efforts to permit the Securities to be eligible for clearance and settlement through DTC, Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), as applicable, and any other relevant clearing system.

(n) Each of the Securities will bear, to the extent applicable, the legend contained in “Transfer Restrictions” in the Disclosure Package and the Final Offering Memorandum for the time period and upon the other terms stated therein.

(o) Neither the Company nor any of the Note Guarantors will, for a period of 90 days following the Execution Time, without the prior written consent of the Representative, which consent shall not be unreasonably withheld, offer, sell, contract to sell, pledge or otherwise dispose of or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any of the Note Guarantors or any person in privity with the Company or any of the Note Guarantors, directly or indirectly, or announce the offering of, any debt securities in the international capital markets that are issued or guaranteed by the Company or any of the Note Guarantors (other than the Securities); provided, however, that the foregoing will not restrict the ability of the Company or any of the Note Guarantors to offer, sell, contract to sell, pledge or otherwise dispose of or announce an offering of securities, the proceeds of which are used to fund the repurchase or retirement of the Company’s perpetual debentures or the CEMEX España Euro Notes, an offer to exchange new securities for the Company’s perpetual debentures or the CEMEX España Euro Notes, an offering of certificados bursátiles in the local Mexican market and to enter into securitization transactions.

(p) The Company will not take, directly or indirectly, any action designed to, or that has constituted or that might reasonably be expected to, cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(q) The Company will, for a period of twelve months following the Execution Time, furnish to the Representative (i) all reports or other communications (financial or other) generally made available to its shareholders, and deliver such reports and communications to the Representative as soon as they are available, unless such documents are furnished to or filed with the Commission or any securities exchange on which any class of securities of the Company is listed and generally made available to the public and (ii) such additional information concerning the business and financial condition of the Company as the Representative may from time to time reasonably request (such statements to be on a consolidated basis to the extent the accounts of the Company and its subsidiaries are consolidated in reports furnished to its shareholders).

(r) The Company will comply with all applicable securities and other laws, rules and regulations, including, without limitation, the Sarbanes-Oxley Act, and use its best efforts to cause the Company’s directors and officers, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes-Oxley Act.

(s) The Company and the Note Guarantors agree, jointly and severally, to pay the costs and expenses relating to the following matters: (i) the preparation of the Supplemental Indenture and the issuance of the Securities and the fees of the Trustee; (ii) the preparation, printing or reproduction of the materials contained in the Disclosure Package and the Final Memorandum and each amendment or supplement to either of them; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the materials contained in the Disclosure Package and the Final Memorandum, and all amendments or supplements to either of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iv) the preparation, printing, authentication, issuance and delivery of the Securities; (v) any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (vi) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (vii) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states, Japan, the provinces of Canada and any other jurisdictions specified pursuant to Section 5(f) (including filing fees and the reasonable fees and expenses of counsel for the Initial Purchasers relating to such registration and qualification); (viii) the transportation and other expenses incurred by or on behalf of each of the Company’s representatives in connection with presentations to prospective purchasers of the Securities; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; (x) fees and expenses incurred in connection with listing the Securities on the Irish Stock Exchange; (xi) the fees and expenses incurred in connection with the rating of the Securities by Standard & Poor’s and Fitch Ratings; and (xii) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

(t) The Company and the Note Guarantors agree, jointly and severally, to reimburse the Representative, on behalf of the Initial Purchasers, for all their reasonable expenses incurred in connection with the sale of the Securities provided for herein (including, without limitation, reasonable fees, disbursements and expenses of legal advisors as to U.S. and Mexican law for the Initial Purchasers). The reimbursement obligations of the Company in respect of the legal advisors for the Initial Purchasers pursuant to this Section 5(t) and Section 7 hereof will be limited to U.S.$250,000 (excluding reimbursements in respect of disbursements and expenses of such legal advisors).

(u) The Company will apply the aggregate net proceeds from the offering of the Securities in the manner specified in the Disclosure Package and the Final Memorandum under the heading “Use of Proceeds”.

6. Conditions to the Obligations of the Initial Purchasers. The obligations of the Initial Purchasers to purchase the Securities shall be subject to the accuracy of the representations and warranties of the Company and the Note Guarantors contained herein at the Execution Time and the Closing Date, to the accuracy of the statements of the Company or any of its subsidiaries made in any certificates pursuant to the provisions hereof, to the performance by the Company and the Note Guarantors to their respective obligations hereunder and to the following additional conditions:

(a) The Company shall have requested and caused Skadden, Arps, Slate, Meagher & Flom LLP, special U.S. counsel for the Company, to furnish to the Representative its opinion, tax opinion and negative assurance letter, each dated as of the Closing Date and addressed to the Representative, in form and substance reasonably satisfactory to the Representative.

(b) The Company shall have requested and caused Mr. Ramiro G. Villarreal, General Counsel for the Company, to furnish to the Representative his opinion, subject to certain applicable exceptions, qualifications and conditions acceptable to the Representative, dated as of the Closing Date and addressed to the Representative, in form and substance reasonably satisfactory to the Representative.

(c) The Company shall have requested and caused Mr. Juan Pelegrí y Girón, General Counsel for CEMEX España, to furnish to the Representative its opinion, subject to certain applicable exceptions, qualifications and conditions acceptable to the Representative, dated as of the Closing Date and addressed to the Representative, in form and substance reasonably satisfactory to the Representative.

(d) The Company shall have requested and caused Warendorf, special Dutch counsel to the Company, to furnish to the Representative its opinion, subject to certain applicable exceptions, qualifications and conditions acceptable to the Representative, dated as of the Closing Date and addressed to the Representative, in form and substance reasonably satisfactory to the Representative.

(e) The Company shall have requested and caused GHR Rechtsanwälte AG, special Swiss counsel to the Company, to furnish to the Representative its opinion, subject to certain applicable exceptions, qualifications and conditions acceptable to the Representative, dated as of the Closing Date and addressed to the Representative, in form and substance reasonably satisfactory to the Representative.

(f) The Company shall have requested and caused Arthur Cox, special Irish counsel for the Company, to furnish such opinion or opinions, dated the Closing Date, providing, among other related matters as the Representative may reasonably require, that the issuance and sale of the Securities as provided in the Disclosure Package and the Final Memorandum, constitutes a public offering under the laws of the Republic of Ireland, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters; provided, however, that prior to the delivery of such opinion on the Closing Date, the Representive agrees to furnish a representation letter to Arthur Cox to the effect that it has offered the Securities to at least five persons within the Republic of Ireland.

(g) The Representative shall have received from Cleary Gottlieb Steen & Hamilton LLP and Ritch Mueller, S.C., counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date and addressed to the Representative, with respect to the issuance and sale of the Securities, the Indenture, the Disclosure Package, the Final Memorandum (as amended or supplemented at the Closing Date) and other related matters as the Representative may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(h) The Company and each Note Guarantor shall have furnished to the Representative a certificate, signed by an executive officer of each of the Company and the Note Guarantors, dated as of the Closing Date, substantially in the form of Schedule III attached hereto.

(i) At the Execution Time and at the Closing Date, the Company shall have requested and caused KPMG Cárdenas Dosal, S.C. to furnish to the Representative, letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Representative and confirming that they are independent auditors within the meaning of the Exchange Act and the applicable published rules and regulations thereunder substantially in the form of Schedule IV attached hereto.

(j) Any and all applicable amendments, supplements or modifications to the Financing Agreement, any of the Transaction Security Documents, the Intercreditor Agreement and any other documents derived therefrom and in connection therewith, as applicable, shall have been made and shall constitute legal, valid and binding obligations to each party thereof.

(k) The Trustee shall be entitled to all rights and benefits provided in the Intercreditor Agreement as an Additional Notes Trustee (as such term is defined in the Intercreditor Agreement) and the Initial Purchasers, and/or each of the subsequent holders of the Securities, shall be entitled to all rights and benefits provided therein as Additional Notes Creditors (as such term is defined in the Intercreditor Agreement).

(l) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Disclosure Package (exclusive of any amendment or supplement thereto after the Execution Time) and the Final Memorandum (exclusive of any amendment or supplement thereto after the Execution Time), there shall not have been (i) any change, increase or decrease specified in the letter or letters referred to in paragraph (i) of this Section 6; or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Execution Time), the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representative, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Execution Time).

(m) The Securities shall be eligible for clearance and settlement through DTC, Euroclear and Clearstream, as applicable, and any other relevant clearing system.

(n) Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Company’s or any of its subsidiaries’ debt securities by Standard & Poor’s and Fitch Ratings or any notice given of any intended or potential decrease in any such rating. For the avoidance of doubt, any reiteration or reissuance of the outlook of a rating agency that was in place at the Execution Time shall not be considered a notice of an intended or potential decrease in a rating.

(o) Prior to the Closing Date, the Company shall have furnished to the Representative such further information, certificates and documents as the Representative may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representative and counsel for the Initial Purchasers, this Agreement and all obligations of the Initial Purchasers hereunder may be cancelled at, or at any time prior to, the Closing Date by the Representative. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered under this Section 6 will be delivered at the office of counsel for the Initial Purchasers, at Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York, 10006, Attention: Duane McLaughlin, Esq., on the Closing Date.

7. Reimbursement of Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Initial Purchasers, the Company will reimburse the Initial Purchasers severally through the Representative on demand for all expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

8. Indemnification and Contribution. (a) The Company and the Note Guarantors, jointly and severally, agree to indemnify and hold harmless each Initial Purchaser, the directors, officers, employees, Affiliates and agents of each Initial Purchaser and each person who controls any Initial Purchaser within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Final Term Sheet, the Final Memorandum, any Issuer Written Information, or any other written information, including any electronic road show, used by or on behalf of the Company in connection with the offer or sale of the Securities, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that neither the Company nor any of the Note Guarantors will be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Memorandum, the Final Term Sheet or the Final Memorandum, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Initial Purchaser through the Representative specifically for inclusion therein. This indemnity agreement will be in addition to any liability that the Company or any of the Note Guarantors may otherwise have.

(b) Each Initial Purchaser severally, and not jointly, agrees to indemnify and hold harmless the Company, each of its directors, each of its officers, and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity to each Initial Purchaser, but only with reference to written information relating to such Initial Purchaser furnished to the Company by or on behalf of such Initial Purchaser through the Representative specifically for inclusion in the Preliminary Memorandum or the Final Memorandum (or in any amendment or supplement thereto). This indemnity agreement will be in addition to any liability that any Initial Purchaser may otherwise have. The Company acknowledges that (i) the statements set forth in the last paragraph of the cover page regarding delivery of the Securities and (ii) under the heading “Plan of Distribution,” (A) the table of Initial Purchasers, and (B) the eighth and ninth paragraphs in the Disclosure Package and the Final Memorandum constitute the only information furnished in writing by or on behalf of the Initial Purchasers for inclusion in the Disclosure Package or the Final Memorandum or in any amendment or supplement thereto.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the indemnifying party and/or other indemnified parties; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. If none of the conditions in clauses (i) through (iv) in the preceding sentence are satisfied as to any indemnified party, it is understood that the indemnifying party shall, in connection with any one such action be liable for the reasonable fees and expenses of only one separate firm of attorneys in each jurisdiction (and in addition to any local counsel) at any time (other than reasonable overlapping of engagements) for all such indemnified parties. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include any statement as to any admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to, or insufficient to hold harmless, an indemnified party for any reason, the Company and the Initial Purchasers severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, damage, liability or action) (collectively “Losses”) to which the Company and one or more of the Initial Purchasers may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Initial Purchasers on the other from the offering of the Securities; provided, however, that in no case under this paragraph (d) shall any Initial Purchaser be responsible for any amount in excess of the purchase discount or commission applicable to the Securities purchased by such Initial Purchaser hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Initial Purchasers severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Initial Purchasers shall be deemed to be equal to the total purchase discounts and commissions. Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Initial Purchasers on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Initial Purchasers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Initial Purchaser within the meaning of either the Act or the Exchange Act and each director, officer, employee, Affiliate and agent of an Initial Purchaser shall have the same rights to contribution as such Initial Purchaser, and each person who controls the Company and the Note Guarantors within the meaning of either the Act or the Exchange Act and each officer and director of the Company and the Note Guarantors shall have the same rights to contribution as the Company and the Note Guarantors, subject in each case to the applicable terms and conditions of this paragraph (d).

9. Default by an Initial Purchaser. If any one or more Initial Purchasers shall fail to purchase and pay for any of the Securities agreed to be purchased by such Initial Purchaser hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the remaining Initial Purchasers) the Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule I hereto, the remaining Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such non-defaulting Initial Purchasers do not purchase all the Securities, this Agreement will terminate without liability to any non-defaulting Initial Purchaser or the Company. In the event of a default by any Initial Purchaser as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representative and the Company shall determine in order that the required changes in the Final Memorandum or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Company or any non-defaulting Initial Purchaser for damages occasioned by its default hereunder.

10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Representative, by notice given to the Company prior to the time of delivery of, and payment for, the Securities, if at any time prior to such time (i) trading in securities generally on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.) or the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on either such exchange; (ii) a banking moratorium shall have been declared either by Mexican, U.S. federal or New York State authorities; or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by Mexico or the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representative, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto after the Execution Time).

11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company, the Note Guarantors or their respective officers and of the Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchasers or the Company or the Note Guarantors or any of the indemnified persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representative, will be mailed, delivered or telefaxed to the Citigroup General Counsel (fax no.: 212-816-7912) and confirmed to Citigroup Global Markets Inc. at 388 Greenwich Street, New York, New York 10013, Attention: General Counsel; or, if sent to the Company, will be mailed, delivered or telefaxed to +5281-8888-4399 and confirmed to it at CEMEX, S.A.B. de C.V., Av. Ricardo Margáin, Zozaya #325, Colonia Valle del Campestre, Garza García, Nuevo León, México 66265. Attention: Legal Department.

13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 8 hereof and their respective successors, and, except as expressly set forth in Section 5(l) hereof, no other person will have any right or obligation hereunder.

14. Jurisdiction. Each of the parties hereto agrees that any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in any State or U.S. federal court in The City of New York and County of New York or in the courts of its own domicile in respect of actions brought against such party as a defendant, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any suit, action or proceeding and waives the right to any other jurisdiction that it may be entitled to by reason of its present or future domicile or other reason. The Company and each of the Note Guarantors hereby appoints Corporate Creations Network Inc., 1040 Avenue of the Americas #2400, New York, NY 10018, U.S.A.; fax: (561) 694-1639; telephone: (212) 382-4699, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein that may be instituted in any of such courts. Each of the parties appointing the Authorized Agent as provided herein hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company agrees to take, and have each of the Note Guarantors take, any and all action, including the execution and filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon each of the Company and the Note Guarantors.

15. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Initial Purchasers, or any of them, with respect to the subject matter hereof.

16. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

17. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18. No Fiduciary Duty. Each of the Company and the Note Guarantors hereby acknowledges that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company and the Note Guarantors, on the one hand, and the Initial Purchasers and any Affiliates through which they may be acting, on the other, (b) the Initial Purchasers are acting as principal and not as an agent or fiduciary of the Company or the Note Guarantors and (c) each of the Company’s and the Note Guarantors’ engagement of the Initial Purchasers in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, each of the Company and the Note Guarantors agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Initial Purchasers has advised or is currently advising the Company or the Note Guarantors on related or other matters). Each of the Company and the Note Guarantors agrees that it will not claim that the Initial Purchasers have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company or the Note Guarantors, in connection with such transaction or the process leading thereto.

19. Currency. Each reference in this Agreement to U.S. dollars (the “relevant currency”), including by use of the symbol “U.S.$”, is of the essence. To the fullest extent permitted by law, the obligation of the parties in respect of any amount due under this Agreement will, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the party entitled to receive such payment may, in accordance with its normal procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such party receives such payment. If the amount in the relevant currency that may be so purchased for any reason falls short of the amount originally due, the obligated party will pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligation of the obligated party not discharged by such payment will, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, will continue in full force and effect.

20. Waiver of Immunity. To the extent that the Company or any of the Note Guarantors has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Company and each of the Note Guarantors hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement.

21. Waiver of Tax Confidentiality. Notwithstanding anything herein to the contrary, purchasers of the Securities (and each employee, representative or other agent of a purchaser) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to the purchasers of the Securities relating to such U.S. tax treatment and U.S tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

22. Taxes. Each payment of fees or other amounts due to the Initial Purchasers under this Agreement shall, except as required by applicable law, be made without withholding or deduction for or on account of any taxes imposed by any jurisdiction. If any taxes are required to be withheld or deducted from any such payment, the Company and the Note Guarantors shall, jointly and severally, pay such additional amounts as may be necessary to ensure that the net amount actually received by the Initial Purchasers after such withholding or deduction is equal to the amount that the Initial Purchasers would have received had no such withholding or deduction been required. At the reasonable request of the Initial Purchasers, the Company shall provide evidence of payment of taxes when due.

23. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

24. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

25. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Affiliate” shall have the meaning specified in Rule 501(b) of Regulation D.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York, Mexico City, Madrid or Amsterdam.

“CEMEX España Euro Notes” shall mean the 4.75% Eurobonds issued by CEMEX Finance Europe B.V. and guaranteed by CEMEX España.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean the security created or expressed to be created in favor of the Security Agent pursuant to the Transaction Security Documents that consists of (i) shares of the following entities: CEMEX México; Centro Distribuidor de Cemento, S.A. de C.V.; Mexcement Holdings, S.A. de C.V.; Corporación Gouda, S.A. de C.V.; New Sunward; CEMEX Trademarks Holding Ltd and CEMEX España; and (ii) all proceeds thereof.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Preliminary Memorandum, as amended or supplemented at the Execution Time, (ii) the Final Term Sheet, and (iii) any Issuer Written Information.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean 8:15 a.m. (New York time) on July 7, 2011.

“Financing Agreement” shall mean the Financing Agreement dated August 14, 2009, as amended, between the Company, the Financial Institutions and Noteholders named therein, as participating creditors, Citibank International PLC, as administrative agent and Wilmington Trust (London) Limited, as security agent.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated August 14, 2009, as amended, between Citibank International PLC, as administrative agent, the participating creditors named therein, the Company and certain of its subsidiaries named therein, as original borrowers, original guarantors and original security providers, Wilmington Trust (London) Limited, as security agent, and others.

“Investment Company Act” shall mean the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Issuer Written Information” shall mean any writings in addition to the Preliminary Memorandum and the Final Term Sheet that the parties expressly agree in writing to treat as part of the Disclosure Package and which are identified on Schedule V hereto.

“Mexican FRS” shall mean the Mexican financial reporting standards (Normas de Información Financiera aplicables en Mexico) as in effect from time to time issued by the Mexican Financial Reporting Standards Board (Consejo Mexicano para la Investigación y Desarrollo de Normas de Información Financiera, A.C.).

“Regulation D” shall mean Regulation D under the Act.

“Regulation S” shall mean Regulation S under the Act.

“Security Agent” shall mean Wilmington Trust (London) Limited, as security agent under the Financing Agreement.

“Solvent” shall mean, with respect to any person on any date of determination, that on such date, the value of the property of such person is greater than the total amount of liabilities, including contingent liabilities, of such person.

“Transaction Security Documents” shall mean any document, as amended from time to time, entered by any of the Company or its subsidiaries creating or expressed to create any security over all or any part of its assets in respect of their obligations under the Financing Agreement or any other document derived therefrom, or in connection therewith.

[Signature pages follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the several Initial Purchasers.

Very truly yours,

CEMEX, S.A.B. DE C.V.

By:	/s/ Héctor Vela
Name: Héctor Vela
Title: Attorney-in-Fact

EACH OF THE NOTE GUARANTORS LISTED BELOW

CEMEX MÉXICO, S.A. DE C.V.

By:	/s/ José González
Name: José González
Title: Attorney-in-Fact

NEW SUNWARD HOLDING B.V.

By:	/s/ José González
Name: José González
Title: Attorney-in-Fact

CEMEX ESPAÑA, S.A.

By:	/s/ Héctor Vela
Name: Héctor Vela
Title: Attorney-in-Fact

Signature page to

Purchase Agreement

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Michael C. Gilfond
	Name:	Michael C. Gilfond
	Title:	Managing Director
Latin American Credit Markets

For itself and the other several Initial Purchasers named in Schedule I to the foregoing Agreement.

Signature page to

Purchase Agreement

SCHEDULE I

Initial Purchasers	Principal Amount of Securities to be Purchased

Citigroup Global Markets Inc.	U.S.$	536,250,000
Banco Bilbao Vizcaya Argentaria, S.A	U.S.$	22,750,000
Barclays Capital Inc	U.S.$	22,750,000
BNP Paribas Securities Corp.	U.S.$	22,750,000
ING Financial Markets LLC	U.S.$	22,750,000
Santander Investment Securities Inc.	U.S.$	22,750,000

Total	U.S.$	650,000,000

SCHEDULE II

Pricing Term Sheet

Pricing Term Sheet

July 6, 2011

CEMEX, S.A.B. de C.V.

U.S.$650,000,000 Reopening of the 9.000% Senior Secured Notes due 2018 (the “Notes”)

Issuer	CEMEX, S.A.B. de C.V.

Security description	Reopening of the 9.000% Senior Secured Notes due 2018.

Note Guarantors	CEMEX México, S.A. de C.V., New Sunward Holding B.V. and CEMEX España, S.A.

Security	First-priority security interest over (i) substantially all the shares of CEMEX México, S.A. de C.V., Centro Distribuidor de Cemento, S.A. de C.V., Mexcement Holdings, S.A. de C.V., Corporación Gouda, S.A. de C.V., CEMEX Trademarks Holding Ltd., New Sunward Holding B.V. and CEMEX España, S.A., or together, the Collateral, and (ii) all proceeds of such Collateral. Holders will not be entitled to direct the foreclosure on, or foreclose on, the Collateral. The Notes will cease to be secured in accordance with the provisions of the Intercreditor Agreement.

Further Issue/Fungibility	These notes will be issued as additional notes and will constitute part of the same series as, vote together as a single class with, and be fungible with, the U.S.$1,000,000,000 9.000% Senior Secured Notes due 2018 originally issued on January 11, 2011.

Format	144A Notes / Regulation S Notes.

Sole Bookrunner	Citigroup Global Markets, Inc.

Co-Managers	Banco Bilbao Vizcaya Argentaria, S.A.
Barclays Capital Inc.
BNP Paribas Securities Corp.
ING Financial Markets LLC
Santander Investment Securities Inc.

Identifiers (144 A Notes)	CUSIP: 151290AW3
ISIN: US151290AW36

Identifiers (Reg S Notes)	Temporary CUSIP: P2253T HZ5
Temporary ISIN: USP2253THZ59
CUSIP: P2253THR3
ISIN: USP2253THR34

Issue amount	U.S.$650,000,000

Settlement date	July 11, 2011.

Final maturity	January 11, 2018.

Interest payment	January 11 and July 11, beginning on January 11, 2012.

Day count convention	360-day year consisting of twelve 30-day months.

Coupon	9.000%

Issue price	97.616% of principal amount, plus accrued interest, if any, from July 11, 2011.

Issue yield to maturity	9.500%

Optional Redemption

•      Make-whole call prior to January 11, 2015, at greater of (1) 100% of principal amount of the Notes, and (2) the sum of the present value of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30- day months) at the Treasury Rate plus 50 basis points, plus, in each case, any accrued and unpaid interest to the date of redemption.

•      On or after January 11, 2015, in whole at any time or in part from time to time, at the redemption prices listed below, expressed as percentages of the principal amount thereof, if redeemed during the twelve-month period commencing on January 11 of any year set forth below, plus any accrued and unpaid interest to the date of redemption.

2015	104.50%
2016	102.25%
2017 and thereafter	100.00%

•      On or prior to January 11, 2014, redemption of up to 35% of the aggregate principal amount of the Notes at 109.000% of principal amount of the Notes plus any accrued and unpaid interest to the date of redemption, with proceeds from equity offerings.

• In the event of certain changes in the withholding tax treatment relating to payments on the Notes, at 100% of their principal amount, plus any accrued and unpaid interest to the date of redemption.

The Issuer shall not have the right to exercise any optional redemption at any time when the Issuer is prohibited from exercising such an option under the Financing Agreement.

Use of Proceeds	The estimated net proceeds from the offering of the Notes, after deducting the Initial Purchasers’ fees and commissions and the estimated expenses, will be approximately U.S.$627 million. The Issuer intends to use the proceeds from the offering for general corporate purposes, which may include the repayment of indebtedness, including indebtedness under the Financing Agreement, all in accordance with the Financing Agreement. The Issuer’s total secured indebtedness will increase by approximately U.S.$650 million as a result of cash proceeds from the offering being retained for general corporate purposes, without giving effect to any pending repayment of secured indebtedness.

Denominations	The Notes will initially be issued only in denominations of U.S.$150,000 and integral multiples of U.S.$1,000 in excess thereof.

Governing law	New York

Intended Listing	Global Exchange Market of the Irish Stock Exchange

Clearing	The Depositary Trust Company, Euroclear and Clearstream

Financial Information

As of March 31, 2011, after giving pro forma effect to (i) the issuance of the Floating Rate Senior Secured Notes due 2015 issued by CEMEX, or the April 2011 Notes, and the application of net proceeds therefrom and (ii) the issuance of the Notes in this offering, but without giving effect to the application of proceeds from this offering, we had total obligations of Ps181.1 billion (U.S.$15.2 billion) outstanding secured by a first-priority security interest over the Collateral, consisting of obligations of approximately Ps90.2 billion (U.S.$ 7.6 billion) outstanding under the Financing Agreement, approximately Ps14.0 billion (U.S.$ 1.2 billion) outstanding under our perpetual debentures, approximately Ps72.0 billion (U.S.$ 6.0 billion) outstanding under the existing senior notes and the Notes, and approximately Ps4.9 billion (U.S.$0.4 billion) outstanding under our long-term CBs.

Capitalization

The following table sets forth our consolidated indebtedness and capitalization as of March 31, 2011 (1) on an actual basis; (2) as adjusted to give effect to the issuance of the April 2011 Notes and the application of net proceeds therefrom; and (3) as further adjusted to give effect to the issuance and sale in this offering of U.S.$650,000,000 aggregate principal amount of the Notes, without giving effect to the application of the estimated net proceeds as described under “Use of Proceeds.”

The financial information set forth below is based on information derived from our unaudited financial statements, which have been prepared in accordance with MFRS, which differ in significant respects from U.S. GAAP. For further information about our financial presentation, see “Selected Consolidated Financial Information” in the January 2011 Offering Memorandum.

	As of March 31, 2011
	Actual		As adjusted(1)		As further adjusted
			(in millions of Pesos)
Short-term debt(2)
Secured
Banobras(3)	Ps	36	Ps	36	Ps	36
Other secured(4)		308		308		308
Unsecured
Other unsecured		475		475		475

Total short-term debt		819		819		819

Long-term debt
Secured by the Collateral
Financing Agreement		99,556		90,171		90,171
CBs(5)		4,635		4,635		4,635
Existing Senior Secured Notes(6)		54,690		64,115		64,115
The Notes(7)		—		—		7,551
Other secured
Banobras		169		169		169
Bancomext		1,903		1,903		1,903
Unsecured
CEMEX España Euro Notes(8)		15,168		15,168		15,168
Other unsecured		2,712		2,712		2,712
2010 Optional Convertible		7,510		7,510		7,510
Subordinated Notes(9)
2011 Optional Convertible		15,836		15,836		15,836
Subordinated Notes(10)
Total long-term debt		202,179		202,219		209,770

Total debt		202,998		203,038		210,589

Liability component of Mandatory Convertible Notes(11)		1,967		1,967		1,967

Stockholders’ equity
Non-controlling interest
Perpetual debentures(12)		13,953		13,953		13,953
Other		3,169		3,169		3,169
Controlling interest(9)(10)(11)		189,831		189,831		189,831
Total stockholders’ equity		206,953		206,953		206,953

Total capitalization(13)	Ps	411,918	Ps	411,958	Ps	419,509

(1)	Reflects the issuance of U.S.$800 million aggregate principal amount of the April 2011 Notes and the application of net proceeds therefrom.
(2)	Includes current portion of long-term debt.
(3)	Represent obligations with Mexican development banks, which are secured by fixed assets.
(4)	Represent long-term CBs with maturities during 2011, for which U.S.$26 million of cash has been reserved.
(5)	Represent CBs maturing in 2012 and thereafter.

(6)	Includes (i) U.S.$1,250,000,000 aggregate principal amount of 9.50% Senior Secured Notes due 2016 and €350,000,000 aggregate principal amount of 9.625% Senior Secured Notes due 2017 issued by CEMEX Finance LLC on December 14, 2009 and U.S.$500,000,000 additional aggregate principal amount of 9.50% Senior Secured Notes due 2016 issued by CEMEX Finance LLC on January 19, 2010, or together, the December 2009 Notes, (ii) U.S.$1,067,665,000 aggregate principal amount of 9.25% Senior Secured Notes due 2020 and €115,346,000 aggregate principal amount of 8.875% Senior Secured Notes due 2017 issued by CEMEX España, acting through its Luxembourg branch, on May 12, 2010, or together, the May 2010 Notes, (iii) U.S.$1,000,000,000 aggregate principal amount of 9.000% Senior Secured Notes due 2018 issued by CEMEX on January 11, 2011, or the January 2011 Notes, and (iv) U.S.$125,331,000 additional aggregate principal amount of 9.25% Senior Secured Notes due 2020 issued by CEMEX España, acting through its Luxembourg branch, on March 4, 2011, or the Additional 2020 Notes.
(7)	Reflects the liability represented by the U.S.$650 million aggregate principal amount of the Notes, after deducting the U.S.$15 million of original issue discount, which will be expensed over the life of the Notes in accordance with MFRS.
(8)	Represents the €900,000,000 4.75% Eurobonds issued by CEMEX Finance Europe B.V., a special purpose vehicle and wholly-owned subsidiary of CEMEX España, and solely guaranteed by CEMEX España, or the CEMEX España Euro Notes.
(9)	Under MFRS C-12, the 2010 Optional Convertible Subordinated Notes represent a compound instrument, which has a liability component and an equity component. The liability component amounted to U.S.$631 million as of March 31, 2011 and U.S.$614 million at issuance. The equity component, which represents a premium over the option of the noteholders to convert into equity, was recognized net of commissions, within “Other equity reserves” and amounted to U.S.$93 million at issuance (see note 12A and 16B to our audited consolidated financial statements included in our 2010 Annual Report, which is incorporated by reference in this offering memorandum). If the conversion option is exercised, this amount will be reclassified as additional paid-in capital. In our U.S. GAAP reconciliation of our 2010 financial statements, we recognized a new reconciliation item with respect to the 2010 Optional Convertible Subordinated Notes in which we recorded, under U.S. GAAP, the entire principal amount as debt until conversion.
(10)	Under MFRS C-12, the 2011 Optional Convertible Subordinated Notes represent a compound instrument, which has a liability component and an equity component. The liability component amounted to U.S.$1,331 million as of March 31, 2011, and at issuance. The equity component, which represents a premium over the option of the noteholders to convert into equity, was recognized net of commissions, within “Other equity reserves” and amounted to U.S.$331 million at issuance (see note 12A to our unaudited condensed consolidated financial statements for the three months ended March 31, 2010 and 2011 incorporated by reference in this offering memorandum). If the conversion option is exercised, this amount will be reclassified as additional paid-in capital. Although we have not completed our U.S. GAAP reconciliation of our 2011 financial statements, we currently anticipate that there will be a new reconciliation item in our U.S. GAAP reconciliation of our 2011 financial statements in respect of the 2011 Optional Convertible Subordinated Notes, the entire principal amount of which we expect will be recorded as debt until conversion under U.S. GAAP. We cannot assure you that we will not identify additional reconciliation items or that this reconciliation item will be reflected therein in accordance with our current expectations.
(11)	Under MFRS, the Mandatory Convertible Securities issued in Mexico on December 10, 2009 in exchange for CBs represent a combined instrument with liability and equity components. The liability component, approximately Ps1,967 million (U.S.$165 million) as of March 31, 2011, corresponds to the net present value of interest payments due under the Mandatory Convertible Securities, assuming no early conversion, and was recognized under “Other Financial Obligations” in our balance sheet. The equity component represents the difference between principal amount and the liability component, and was recognized within “Other equity reserves” net of commissions in our balance sheet. See notes 12A and 16B to our audited consolidated financial statements included in our 2010 Annual Report, which is incorporated by reference in this offering memorandum.
(12)	Issued by special purpose vehicles. In accordance with MFRS, these securities are accounted for as equity due to the fact that they do not have a specified maturity date and our option to defer payment of interest. However, for purposes of our U.S. GAAP reconciliation, we record these debentures as debt and interest payments thereon as part of financial expenses in our consolidated income statement.
(13)	As used in this table, total capitalization equals short- and long-term debt plus the Mandatory Convertible Notes plus the Notes and plus total stockholders’ equity.

* * *

This communication is intended for the sole use of the person to whom it is provided by the sender.

This notice shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The notes will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended, and to non-U.S. persons in offshore transactions outside the United States in accordance with Regulation S thereunder. The notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.

The information in this term sheet supplements the Company’s preliminary supplement to offering memorandum, dated July 6, 2011 (the “Preliminary Memorandum”), and supersedes the information in the Preliminary Memorandum to the extent inconsistent with the information in the Preliminary Memorandum. This term sheet is qualified in its entirety by reference to the Preliminary Memorandum. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Memorandum.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE III

Officer’s Certificate

[            ], 2011

I, [                    ], solely in my capacity as [                    ] of [                    ], a [                    ] organized under the laws of [                    ] (the “Company”), and not in an individual capacity, hereby certify as follows on behalf of the Company pursuant to Section 6(h) of the Purchase Agreement, dated as of [            ], 2011, executed in connection with the offering by [the Company][CEMEX, S.A.B. de C.V.] of U.S.$[        ] aggregate principal amount of its [    ]% Senior Secured Notes due 20[    ] (the “Purchase Agreement”). Capitalized terms used but not defined herein have the meaning assigned to them in the Purchase Agreement:

1. I have carefully examined the Disclosure Package, the Final Memorandum and any supplements or amendments thereto, and the Purchase Agreement;

2. To the best of my knowledge, the representations and warranties of the Company in the Purchase Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

3. [To be included only in CEMEX, S.A.B. de C.V.’s officer’s certificate: To the best of my knowledge, since the date of the most recent financial statements included or incorporated by reference in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto), there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).]

SCHEDULE IV

Form of Comfort Letter by KPMG Cárdenas Dosal, S.C.

SCHEDULE V

1.	Issuer Written Information (included in the Disclosure Package)

None.

2.	Other Information Included in the Disclosure Package

(a) The following information is also included in the General Disclosure Package:

None.